                                                                     EXHIBIT 2.1


                                 UTILITY SYSTEM
                           ASSET ACQUISITION AGREEMENT

                                 By and Between

                     FLORIDA GOVERNMENTAL UTILITY AUTHORITY

                                       and

                          FLORIDA CITIES WATER COMPANY
                                       AND
                            POINCIANA UTILITIES INC.

                                      Dated

                               as of April 1, 1999


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                                TABLE OF CONTENTS
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                                                                                                               PAGE
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
ARTICLE I - DEFINITIONS AND CONSTRUCTION

     SECTION 1.01. DEFINITIONS                                                                                    3
     SECTION 1.02. CONSTRUCTION AND INTERPRETATION                                                                6
     SECTION 1.03. INCORPORATION                                                                                  6
     SECTION 1.04. SECTION HEADINGS                                                                               6

ARTICLE II - REPRESENTATIONS

     SECTION 2.01. REPRESENTATIONS OF THE GUA                                                                     7
     SECTION 2.02. REPRESENTATIONS OF FCW AND PUI                                                                 9

ARTICLE III - PURCHASE AND SALE OF ASSETS

     SECTION 3.01. PURCHASE AND SALE COVENANT                                                                    14
     SECTION 3.02. PURCHASED ASSETS                                                                              14
     SECTION 3.03. PURCHASE PRICE AND CONSIDERATION FOR SALE                                                     16

ARTICLE IV - CONDITIONS PRECEDENT TO CLOSING

     SECTION 4.01. PROVISION OF INFORMATION BY FCW AND PUI                                                       19
     SECTION 4.02. FINANCIAL DUE DILIGENCE                                                                       19
     SECTION 4.03. ENGINEERING DUE DILIGENCE                                                                     20
     SECTION 4.04. [INTENTIONALLY LEFT BLANK]                                                                    20
     SECTION 4.05. ISSUANCE OF BONDS                                                                             21
     SECTION 4.06. PURCHASE PRICE ADJUSTMENT FOR BOND MARKET INTEREST RATE                                       22
     SECTION 4.07. ENVIRONMENTAL ASSESSMENT                                                                      24
     SECTION 4.08. SURVEY                                                                                        25
     SECTION 4.09. TITLE VERIFICATION                                                                            26
     SECTION 4.10. REGULATORY COMPLIANCE                                                                         28
     SECTION 4.11. TRANSFER OF PERMITS                                                                           28
     SECTION 4.12. DEADLINE TO CLOSE AND DISBURSE                                                                29

ARTICLE V - CLOSING PROCEDURES

     SECTION 5.01. CLOSING DATE AND PLACE                                                                        30
     SECTION 5.02. DOCUMENTS FOR THE CLOSING                                                                     30
     SECTION 5.03. RECORDING FEES AND DOCUMENTARY TAXES                                                          31
     SECTION 5.04. PROPERTY TAXES                                                                                31
     SECTION 5.05. ACCOUNTS RECEIVABLE                                                                           32
     SECTION 5.06. CONNECTION CHARGES                                                                            34
     SECTION 5.07. PROFESSIONAL FEES; COSTS                                                                      35
     SECTION 5.08. RISK OF LOSS                                                                                  35




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
     SECTION 5.09. PROCEEDS OF SALE; CLOSING PROCEDURE                                                           35

ARTICLE VI - GENERAL PROVISIONS

     SECTION 6.01. RIGHT TO ENTER                                                                                39
     SECTION 6.02. CONDUCT BETWEEN EXECUTION AND CLOSING                                                         39
     SECTION 6.03. TIME IS OF THE ESSENCE                                                                        40
     SECTION 6.04. APPLICABLE LAW; JURISDICTION AND VENUE                                                        40
     SECTION 6.05. NOTICE                                                                                        40
     SECTION 6.06. ASSIGNMENT AND JOINDER                                                                        41
     SECTION 6.07. AMENDMENTS AND WAIVERS                                                                        42
     SECTION 6.08. ENTIRE AGREEMENT                                                                              42
     SECTION 6.09. PUBLIC ANNOUNCEMENTS                                                                          43
     SECTION 6.10. EFFECT OF TERMINATION                                                                         41

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                                   APPENDICES
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
APPENDIX A          Real Property to be Conveyed to the GUA.....................................................A-1
APPENDIX B          Easement Interests to be Conveyed to the GUA................................................B-1
APPENDIX C          Schedule of Plans and Specifications........................................................C-1
APPENDIX D          Schedule of Third Party Warranties Related to Completed or In Progress Construction.........D-1
APPENDIX E          Schedule of Permits.........................................................................E-1
APPENDIX F          General Location Map of Utility System......................................................F-1
APPENDIX G          Inventory...................................................................................G-1
APPENDIX H          Schedule of Operating and Vendor Contracts..................................................H-1
APPENDIX I          Schedule of Reuse and Effluent Disposal Agreements..........................................I-1
APPENDIX J          Schedule of Executory Agreements (Developer Agreements).....................................J-1
APPENDIX K          Schedule of Continuing or Outstanding Water and Wastewater Service Obligations..............K-1
APPENDIX L          Schedule of Executory Agreements (Other Than Developer Agreements)..........................L-1
APPENDIX M          Schedule of Rates, Fees and Charges.........................................................M-1
APPENDIX N          Excluded Assets.............................................................................N-1
APPENDIX O          Permitted Exceptions........................................................................O-1
APPENDIX P          Form of Documents for Closing...............................................................P-1
APPENDIX Q          Form of Transfer, Assignment and Assumption Agreement.......................................Q-1
APPENDIX R          Form of Document Escrow Agreement...........................................................R-1
APPENDIX S          Form of Utility Operations Agreements.......................................................S-1
APPENDIX T          Form of Water and Wastewater Facility and Capacity Expansion Agreement......................T-1


                                 UTILITY SYSTEM
                           ASSET ACQUISITION AGREEMENT

         THIS AGREEMENT, is made and entered into as of this _____ day of April, 1999, by and between The Florida Governmental Utility Authority, a legal entity and public body created by interlocal agreement pursuant to section 163.01(7), Florida Statutes, (the "GUA"), and Florida Cities Water Company, a Florida corporation ("FCWC") and Poinciana Utilities Inc., a Florida corporation ("PUI").

                              W I T N E S S E T H:

         WHEREAS, FCWC and PUI own potable water supply, treatment, and distribution systems and wastewater collection, transmission, treatment, disposal and reuse systems in Brevard County, Collier County, Hillsborough County, Lee County, Osceola County, Polk County, and Sarasota County, Florida; and

         WHEREAS, FCWC and PUI had no intention of selling their respective utility assets, but received the threat of condemnation of its utility assets by members of the GUA, which threat FCWC and PUI determined it was inadvisable to resist and incur unnecessary time and expenses in defense of such proceedings, but instead, in lieu of condemnation, agreed to negotiate an amicable resolution of the threat of condemnation by entering into this Agreement;

         WHEREAS, the GUA, pursuant to section 163.01, Florida Statutes (the "Florida Interlocal Cooperation Act"), and that certain interlocal agreement entered into and adopted by Brevard County, Lee County, Polk County and Sarasota County, (the "Interlocal Agreement") to acquire the utility assets of FCWC and PUI in lieu of condemnation by members of the GUA, has the power and authority to provide potable water and wastewater infrastructure and service throughout the State of Florida, and more specifically within Brevard County, Collier County, Hillsborough County, Lee County, Osceola County, Polk County, and Sarasota County, Florida; and

         WHEREAS, the GUA held a public hearing on the proposed purchase and sale of all or substantially all of the water and wastewater utility assets owned by FCWC and PUI, and made a determination that such a purchase and sale and privatization of such assets is in the public interest; and

         WHEREAS, the GUA desires to acquire all or substantially all of the assets which are used by FCWC and PUI in providing services through the water and wastewater utility systems in Brevard County, Collier County, Hillsborough County, Lee County, Osceola County, Polk County, and Sarasota County, Florida, and FCWC and PUI have consented to sell those assets in lieu of condemnation by individual members of the GUA, and Avatar Utilities Services, Inc. has simultaneously agreed to enter into one or more operations, billing and customer service agreements to continue the private operation and maintenance by contract of such water and wastewater utility systems; and

         WHEREAS, the GUA, in determining if such a purchase and sale and privatization of operations by contract is in the public interest considered, at a minimum, all of the factors required by law.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and agreements contained herein, together with $10 and other good and valuable consideration exchanged between the parties, the parties to this Utility System Asset Acquisition Agreement do undertake, promise and agree for themselves, their permitted successors and assigns as follows:

                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

         SECTION 1.01. DEFINITIONS. As used in this Utility System Asset Aquisition Agreement, the following terms shall have the meanings as defined herein unless the context requires otherwise:

         "ACCOUNTS RECEIVABLE ADJUSTMENT" has the meaning set forth in Section
5.05 of this Agreement.

         "AGREEMENT" means this Utility System Asset Acquisition Agreement, including any amendments and supplements hereto executed and delivered in accordance with the terms hereof.

         "AUSI" means Avatar Utilities Services, Inc., a Florida corporation and its successors and assigns.

         "BAREFOOT BAY SYSTEM" means that portion of the Utility System and Purchased Assets located in Brevard County, Florida.

         "BOARD" means the governing body of the GUA.

         "BONDS" has the meaning set forth in Section 4.05 of this Agreement.

         "CARROLLWOOD SYSTEM" means that portion of the Utility System and Purchased Assets located in Hillsborough County, Florida.

         "CLOSING" has the meaning set forth in Section 5.01 of this Agreement.

         "DOCUMENT ESCROW" has the meaning set forth in Section 5.09(A) of this Agreement.

         "DUE DILIGENCE ADJUSTMENT" has the meaning set forth in Section 4.03 of this Agreement.

         "EASEMENTS" means all rights, privileges, easements, licenses, prescriptive rights, rights-of-ways, and rights to use public and private roads, highways, streets, railroads and other areas owned or used by FCWC and PUI in connection with the construction, reconstruction, installation, expansion, maintenance and operation of the Utility System or the Purchased Assets.

         "ESCROW CLOSING" has the meaning set forth in Section 5.09(A) of this Agreement.

         "EXCLUDED ASSETS" means those assets, properties and rights, both tangible and intangible, real and personal, of FCWC and PUI described in Appendix [N] hereto which shall not be and are not to be sold, conveyed, or transferred to the GUA pursuant to this Agreement.

         "GUA" means the Florida Governmental Utility Authority created by interlocal agreement initially entered into by and among Brevard County, Lee County, Polk County, and Sarasota County, Florida.

         "FT. MYERS SYSTEM" means that portion of the Utility Assets and Purchased Assets located in Lee County, Florida.

         "GOLDEN GATE SYSTEM" means that portion of the Utility Assets and Purchased Assets located in Collier County, Florida.

         "NET INTEREST RATE ADJUSTMENT" has the meaning set forth in Section 4.06(A) of this Agreement.

         "PURCHASED ASSETS" has the meaning set forth in Section 3.02 of this Agreement.

         "PERMITTED EXCEPTIONS" means those title exceptions described in Appendix [O] hereto.

         "POINCIANA SYSTEM" means that portion of the Utility System and Purchased Assets located in Polk County, Florida, and Osceola County, Florida.

         "SARASOTA SYSTEM" means that portion of the Utility System and Purchased Assets located in Sarasota County, Florida.

         "TRANSACTION COST" means the costs, fees and expenses incurred by the GUA in connection with the creation of the GUA, the negotiation, structure or due diligence leading up to the GUA's acquisition of the Utility System or the Purchased Assets, issuance of bonds or the use of any other interim financing alternative contemplated in Section 4.03 hereof, including but not limited to
(A) rating agency and other financing fees; (B) the fees and disbursements of bond counsel; (C) the discount taken by the underwriter; (D) the fees and disbursements of the GUA's financial advisor; (E) the fees and disbursements of the GUA's consulting engineers; (F) the fees and disbursements of the GUA's water and wastewater counsel and consultants; (G) the costs of preparing or printing the bonds and the documentation supporting issuance of the bonds; (H) the fees payable in respect of any municipal bond insurance policy; and (I) any other costs of a similar nature incurred in connection with issuance of the bonds.

         "UTILITY SYSTEM" means the potable water supply, treatment, storage, and distribution systems and wastewater collection, transmission, treatment, disposal and reuse systems owned by FCWC and PUI, which provide services to portions of Brevard County, Collier County, Hillsborough County, Lee County, Osceola County, Polk County, and Sarasota County, Florida. The Utility System is comprised of the Barefoot Bay System, the Carrollwood System, the Ft. Myers System, the Golden Gate System, the Poinciana System, and the Sarasota System (each a "System").

         SECTION 1.02. CONSTRUCTION AND INTERPRETATION

         (A) Words that indicate a singular number shall include the plural in each case and vice versa, and words that import a person shall include legal entities, firms and corporations.

         (B) The terms "herein," "hereunder," "hereby," "hereof," and any similar terms, shall refer to this Agreement; the term "heretofore" shall mean before the date of execution of this Agreement; and the term "hereafter" shall mean on or after the initial date of execution of this Agreement.

         (C) Words that reference only one gender shall include all genders.

         (D) This Agreement shall be construed as resulting from joint negotiation and authorship. No part of this Agreement shall be construed as the product of any one of the parties hereto.

         SECTION 1.03. INCORPORATION. The Appendices hereto and each of the documents referred to therein are incorporated and made a part hereof in their entirety by reference.

         SECTION 1.04. SECTION HEADINGS. Any headings preceding the texts of the several Articles, Sections, Appendices, or Exhibits in this Agreement and any table of contents or marginal notes appended to copies hereof, shall be solely for the convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

                                   ARTICLE II

                                 REPRESENTATIONS

         SECTION 2.01. REPRESENTATIONS OF THE GUA. The GUA makes the following representations, which representations shall not survive the closing of this Agreement.

         (A) The GUA is duly organized and validly existing as an independent special district created by interlocal agreement pursuant to section 163.01(7), Florida Statutes.

         (B) The GUA has full power and authority to enter into the transactions contemplated by this Agreement.

         (C) Whether or not applicable, the GUA has fulfilled and complied with the provisions of section 125.3401 (as to Lee County) and section 189.423, Florida Statutes, relative to the purchase and sale and privatization of the operations of a water, sewer or wastewater reuse utility by a governmental agency, or will do so prior to closing.

         (D) The GUA is not in default under any provisions of the laws of the State of Florida material to the performance of its obligations under this Agreement. The execution and delivery and performance of this Agreement and the consummation by the GUA of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the GUA. Assuming the due authorization, execution and delivery by other parties hereto, this Agreement constitutes a valid and legally binding obligation of the GUA, enforceable against the GUA in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, or by the exercise of judicial discretion of a court of competent jurisdiction in accordance with general principles of equity.

         (E) The authorization, execution, performance and delivery of this Agreement and the consummation by the GUA of the transactions contemplated hereby will not conflict with, violate or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order, or any provision of the Constitution or the laws of the State of Florida relating to the GUA or its affairs, or any ordinance, resolution, agreement, lease or other instrument to which the GUA is subject or by which it is bound.

         (F) There is no action, suit, investigation or proceeding pending or, to the GUA's knowledge, threatened against or affecting the GUA, at law or in equity or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherein any decision, ruling or finding would adversely affect the transactions contemplated hereby or which in any way would adversely affect the validity of this Agreement or any other agreement or instrument to which the GUA is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.

         (G) The GUA has not dealt with any broker, salesman or finder in connection with the transactions contemplated herein and no sales commissions or finder's fees are due or payable as a result hereof.

         (H) The GUA has no material assets or liabilities except as contemplated by this Agreement.

         SECTION 2.02. REPRESENTATIONS OF FCWC AND PUI. FCWC and PUI make the following representations and warranties, which representations and warranties shall not survive the closing of this Agreement.

         (A) FCWC and PUI are corporations, each duly organized, validly existing and in good standing in the State of Florida and authorized to do business in such jurisdiction, and have all requisite corporate power and authority to enter into and fully perform this Agreement. FCWC is a wholly-owned subsidiary of FCWC Holdings, Inc. FCWC Holdings, Inc. is a majority-owned subsidiary of Consolidated Water Company. Consolidated Water Company is a majority-owned subsidiary of Avatar Utilities Inc. PUI is a wholly-owned subsidiary of Avatar Utilities Inc. Avatar Utilities Inc. is a wholly-owned subsidiary of Avatar Holdings Inc.

         (B) The execution, delivery and performance of this Agreement and the consummation by FCWC and PUI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FCWC and PUI. Assuming the due authorization, execution and delivery by the GUA, this Agreement will be valid and enforceable against FCWC and PUI in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, or by the exercise of judicial discretion of a court of competent jurisdiction in accordance with the general principles of equity.

         (C) There is no action, suit, investigation, or proceeding pending or, to FCWC or PUI's knowledge, threatened against or affecting FCWC and PUI, at law or in equity or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, wherein any decision, ruling or finding would adversely and materially affect the transactions contemplated hereby or which in any way would adversely and materially affect the validity of this Agreement or any other agreement or instrument to which FCWC and PUI are a party which is used or contemplated for use in the consummation of the transactions contemplated hereby.

         (D) To the best of its knowledge and belief, neither the execution and delivery of this Agreement by FCWC and PUI, nor the consummation by FCWC and PUI of the transactions contemplated hereby, will violate the provisions of any applicable law or any applicable order or regulation of any governmental authority having jurisdiction over FCWC and PUI or conflict with or result in a breach of any terms, conditions or provisions of any agreement or instrument to which FCWC and PUI are now a party, or constitute a default thereunder, except, in each case, for violations, conflicts, breaches and defaults which in the aggregate would not have material adverse effect on the Purchased Assets as a whole or the business of the Utility System as a whole.

         (E) FCWC and PUI have not dealt with any broker, salesman or finder in connection with the transactions contemplated herein and no sales commissions or finder's fees are due or payable as a result hereof.

         (F) FCWC and PUI has prepared, completed and delivered to the GUA the following Appendices, subject to any qualifications stated in the Appendices:

                  (1) Appendix [A] is a schedule providing a complete legal description or recording references for all real property owned by FCWC and PUI and used in the operation of the Utility System.

                  (2) Appendix [B] is a schedule identifying in reasonable detail all private Easements known to FCWC and PUI at the time of execution of this Agreement.

                  (3) Appendix [C] contains a list of the locations at which can be examined the plans and specifications which substantially describe the Utility System's water and wastewater plants, lift or pump stations, wastewater collection system and major transmission and reuse facilities.

                  (4) Appendix [D] is a schedule of the separately stated written third party warranties that have been located by FCWC and PUI that relate to completed or in-progress construction. This schedule does not include manufacturer's warranties.

                  (5) Appendix [E] is a schedule of all current or active permits, applications or other documents, together with effective dates and any expiration dates, which authorize the operation of the Utility System's water and wastewater treatment facilities by all applicable governmental authorities, and which are material to the continued operation of the Utility System.

                  (6) Appendix [F] is a series of location maps of the Utility System which generally depict the areas served by each operating System.

                  (7) Appendix [G] is an inventory of the equipment, vehicles, tools, parts, laboratory equipment, computer equipment and other personal property, other than the Excluded Assets, used by FCWC and PUI in connection with the operation of Utility System.

                  (8) Appendix [H] is a schedule of all operating and vendor contracts affecting the Utility System.

                  (9) Appendix [I] is a schedule of all executory reuse or effluent disposal agreements entered into by FCWC and PUI for sale or reuse of effluent delivered through the Utility System.

                  (10) Appendix [J] is a schedule of all executory agreements, sometimes referred to as developer agreements, entered into by FCWC and PUI and owners or developers of real property for the provision of water or wastewater disposal services through the Utility System for which all customers connections have not been completed.

                  (11) Appendix [K] is a schedule which sets forth all executory agreements under which FCWC and PUI as owners of the Utility System have any continuing or outstanding water or wastewater service obligations relating to the Utility System as of December 18, 1998, and the total number of (1) contractual connections; (2) contractual connections paid for and not yet connected; (3) contractual connections not yet paid for and not yet connected; and (4) any contractual connections for which FCWC and PUI have or expect to begin collecting a periodic minimum or base charge prior to Closing.

                  (12) Appendix [L] is a schedule of all other agreements entered into between FCWC or PUI and third parties which would reasonably be considered to be a material encumbrance upon the Purchased Assets, including without limitation, any leasehold agreements or oral agreements, if any. Any such agreements that have not been reduced to writing are identified on said schedule with a narrative of the terms thereof included therein. This schedule does not include agreements pertaining to AUSI's privatization contract operations that do not relate to the Utility System or the Purchased Assets.

                  (13) Appendix [M] is a schedule of all current tariffs and collectively setting forth the most current schedule of rates, fees and charges that FCWC and PUI are authorized to impose.

         (G) To their knowledge, FCWC and PUI are not in violation of any governmental rule, regulation, permitting condition, or other governmental requirement of any type or nature which would have a material adverse effect on the Purchased Assets as a whole or on the maintenance, construction or operation of the Utility System.

         (H) To the knowledge of FCWC and PUI, there are no hazardous substances (as that term is defined in the Comprehensive Environmental Response and Compensation and Liability Act, the Resource Conservation and Recovery Act or analogous Florida Law), located upon or beneath the real estate to be conveyed to the GUA at concentrations that could reasonably be expected to result in the owner or operator of such real estate incurring material liabilities under environmental laws to remediate such hazardous substances.

         (I) There are no facts actually known to the management, officers and directors of FCWC and PUI materially adversely affecting the physical condition of the Utility System or Purchased Assets which are not readily observable or which have not been disclosed or provided to the GUA in connection with this transaction or otherwise.

         (J) FCWC and PUI have undertaken steps to identify and correct or minimize potential Year 2000 computer and software problems ("Y2K") that relate to the Purchased Assets. FCWC and PUI are not aware of any material Y2K compliance issues it has not addressed. Y2K relates to the fact that many existing computer programs and embedded computer chips recognize only the last two digits of the year, and are unable to distinguish between the year 1900 and the year 2000. Because of the unprecedented nature of the Y2K issue, its effects and the success of related remediation efforts will not be fully determined until the year 2000 and thereafter. FCWC and PUI can provide no assurance that the Utility System is or will be year 2000 ready, or that their remediation efforts will be successful in whole or in part; nor can FCWC and PUI provide any assurance that vendors, government agencies, paying agents or other third parties providing service to FCWC and PUI have or are effectively dealing with Y2K issues in a timely manner.

                                   ARTICLE III

                           PURCHASE AND SALE OF ASSETS

         SECTION 3.01. PURCHASE AND SALE COVENANT. At Closing, the GUA shall purchase and FCWC and PUI shall sell and convey the Purchased Assets to the GUA upon the terms and subject to the conditions set forth in this Agreement. At Closing, the GUA shall assume responsibility for the performance and satisfaction of the liabilities and obligations of FCWC and PUI set forth on Appendices A, B, E, H, I, J, K and L to this Agreement.

         SECTION 3.02. PURCHASED ASSETS.

         (A) The Purchased Assets, exclusive of the Excluded Assets, shall consist of those assets, business properties, and rights both tangible and intangible that FCWC and PUI own or possess as of December 18, 1998, in connection with the operation of the Utility System, or any ownership interest which it has or hereafter acquires until the Closing, relating thereto, including the following:

                  (1) All fee simple real property owned by FCWC and PUI as described in Appendix [A] hereof.

                  (2) All water and wastewater treatment plants, including reuse and reclaimed water wells, water supplies, wells, collection, transmission, and distribution system piping, pumping, and effluent and disposal facilities of every kind and description whatsoever including without limitation, all trade fixtures, leasehold improvements, lift stations, pumps, generators, controls, tanks, distribution, collection or transmission pipes or facilities, valves, meters, service connections, and all other physical facilities, appurtenances and property installations used in the operation of the Utility System, together with an assignment of all existing and assignable third party warranties that relate to completed or in progress construction.

                  (3) All equipment, vehicles, tools, parts, laboratory equipment, and other personal property owned by FCWC and PUI in connection with the operation of the Utility System as more particularly described in Appendix [G] of this Agreement.

                  (4) All Easements as more particularly described in Appendix [B] of this Agreement.

                  (5) All current customer records, as-built surveys and water and wastewater plans, plats, engineering and other drawings, designs, blueprints, plans and specifications, maintenance and operating manuals, engineering reports, calculations, computer studies, non-corporate accounting, and non-corporate business records and all other non-corporate information, in each case, controlled by or in the possession of FCWC and PUI that relate to the description and operation of the Utility System, inclusive of all pertinent computer records.

                  (6) All necessary regulatory approvals subject to all conditions, limitations or restrictions contained therein; all existing permits and other governmental authorizations and approvals of any kind necessary to construct, operate, expand, and maintain the Utility System according to all governmental requirements, to be more specifically described in Appendix [E] to this Agreement.

         (B) The Purchased Assets, except Easements, shall be conveyed by FCWC and PUI to the GUA free and clear of all liens or encumbrances, subject to the Permitted Exceptions.

         (C) At Closing, all revenue derived from the Purchased Assets shall be free and clear of all liens and encumbrances.

         (D) The Purchased Assets do not and shall not include the Excluded Assets.

         SECTION 3.03. PURCHASE PRICE AND REVENUE GUARANTEES.

         (A) The aggregate purchase price shall be Two Hundred Twenty-Six Million Dollars ($226,000,000.00) ("Purchase Price"), subject to the terms, adjustments and prorations as provided herein. Such adjustments shall include, but not be limited to, the Due Diligence Adjustment, the Accounts Receivable Adjustment, the Net Interest Rate Adjustment and the Defeasance Adjustment. The Purchase Price shall be payable by the GUA to FCWC and PUI in immediately available funds at Closing by wire transfer pursuant to wire instructions to be provided by FCWC and PUI at or prior to Closing. The Purchase Price for each of the operating Systems is as follows:

         (1) Barefoot Bay System                $ 16,443,300;
         (2) Carrollwood System                 $  5,022,500;
         (3) Ft. Myers System                   $135,885,000;
         (4) Golden Gate System                 $ 27,126,000;
         (5) Poinciana System                   $ 26,958,200; and
         (6) Sarasota System                    $ 14,565,000.

         (B) FCWC and PUI have agreed to guarantee certain revenues of the Poinciana System and the Golden Gate System as follows:

                  (1) FCWC and PUI shall guarantee that the billed revenue of the Poinciana System from the application of monthly rates for water and wastewater service as set forth in the current PUI Florida Public Service Commission Water and Wastewater Tariff for the twelve month period commencing on the date of Closing is at least equal to the amount of $3,992,280.00 and shall guarantee that the billed revenue of the Golden Gate System from the application monthly rates for water and wastewater service and other miscellaneous revenue as set forth in the current Florida Cities Water Company Golden Gate Division Water and Wastewater Tariffs approved by the Collier County Utility and Franchise Regulation Department (excluding meter installation revenue, interest income and impact fees) for the twelve month period commencing on the date of Closing is at least equal to the amount of $3,396,350.00.

                  (2) In addition to the Poinciana System revenue guarantee in subsection (1) above, FCWC and PUI shall guarantee the receipt by the GUA from the operation of the Poinciana System of other revenues in the form of line maintenance charges in effect as of December 18, 1998, based upon the existing Poinciana System tariff in an amount at least equal to $316,000.00 for the twelve month period commencing on the date of Closing; an amount at least equal to $300,000.00 for the next successive twelve month period, an amount at least equal to $284,000.00 for the next successive twelve month period, an amount at least equal to $268,000.00 for the next successive twelve month period, and an amount at least equal to $252,000.00 for the next successive twelve month period, for a total amount of $1,420,000.00 over a period of sixty months from the date of Closing.

                  (3) To secure the revenue guarantees in subsection (1) and (2) above, FCWC and PUI shall deposit with the trustee serving under the Indenture of Trust for the Bonds ("Trustee") in separate escrow accounts or provide separate irrevocable letters of credit, in form reasonably acceptable to the underwriter of the Bonds, the amount of $800,000.00 for the Poinciana System subsection (1) guarantee, the amount of $680,000.00 for the Golden Gate System subsection (1) guarantee, and the amount of $1,420,000.00 for the Poinciana System subsection (2) guarantee. Notwithstanding subsection (1) and (2) above, the maximum liability of FCWC and PUI under the revenue guarantees in subsection
(1) and (2) above shall be the amounts provided for as security pursuant to this subsection (3). The revenue guarantees in subsection (1) and (2) above shall not apply in the event of a catastrophic event or "Act of God" which reduces usage.

                  (4) In the event that the Poinciana System does not meet the guarantee amounts set forth in subsection (2) above for any identified fiscal year, then the Trustee is authorized to withdraw on behalf of the GUA from the Poinciana System escrow or draw on the Poinciana System letter of credit as applicable the amount required to meet that fiscal year's guarantee amount. In the event that the Poinciana System exceeds the guarantee amounts set forth in subsection (2) above for any identified fiscal year, then the GUA shall deposit in the Poinciana System escrow an amount of cash equal to the lesser of (i) such surplus billed revenues actually received by the GUA or (ii) the net amount previously withdrawn or drawn by the GUA as a result of the failure of the Poinciana System to meet the applicable guarantee amount during preceding fiscal years. At the end of the guarantee period, any balance remaining in the Poinciana System escrow account, including interest earned, shall be refunded to FCWC and PUI, in the case of an escrow. In the case of a letter of credit, to the extent not drawn upon, the Poinciana System letter of credit shall lapse at the end of the guarantee period. In the event that the Golden Gate System does not meet the guarantee amounts set forth in subsection (1) above for the identified fiscal year, then the Trustee is authorized to withdraw on behalf of the GUA from the Golden Gate System escrow or draw on the Golden Gate System letter of credit, as applicable, the amount required to meet that fiscal year's guarantee amount. At the end of the guarantee period, any balance remaining in the Golden Gate System escrow account, including interest earned, shall be refunded to FCWC and PUI, in the case of an escrow. In the case of a letter of credit, to the extent not drawn upon, the Golden Gate System letter of credit shall lapse at the end of the guarantee period.

                                   ARTICLE IV

                         CONDITIONS PRECEDENT TO CLOSING

         SECTION 4.01.     PROVISION OF INFORMATION BY FCWC AND PUI.

         (A) FCWC and PUI has gathered, and delivered to the GUA, at FCWC and PUI's expense, the information described and to be encompassed by Appendices [A THROUGH M] hereof, which are more particularly described in Section 2.02(F)(1) through (13) hereof.

         (B) FCWC and PUI shall make any plans or specifications for the Utility System available to the GUA, or its representatives, for inspection during normal business hours.

         SECTION 4.02. FINANCIAL DUE DILIGENCE. The GUA has had the opportunity to examine the billing analysis and cause to be prepared at its expense a due diligence investigation of the revenues of the Utility System by a GUA rate consultant or fiscal agent selected by it. GUA has relied upon its own financial due diligence investigation in entering into this Agreement.

         SECTION 4.03. DUE DILIGENCE ADJUSTMENT. The GUA has had the opportunity to cause at its expense a due diligence investigation of the Utility System and the Purchased Assets. As a result of the due diligence investigation, the parties have agreed to an aggregate Purchase Price adjustment of seven million dollars ($7,000,000.00) (the "Due Diligence Adjustment") to be payable by FCWC and PUI to the GUA as a reduction to the Purchase Price at Closing. No further payment shall be due from FCWC and PUI for deficiencies of the Utility System or the Purchased Assets and FCWC and PUI shall have no obligations or liabilities to the GUA with respect to the condition of the Utility System and the Purchased Assets after Closing. The GUA has relied upon its own engineering due diligence investigation in entering into this Agreement.

         The GUA has directed FCWC and PUI to allocate the Due Diligence Adjustment among the operating Systems of the Utility System as follows, for which allocation FCWC and PUI make no representations:

         (a) Barefoot Bay System                $  150,000;
         (b) Carrollwood System                 $   90,000;
         (c) Ft. Myers System                   $2,830,000;
         (d) Golden Gate System                 $  635,000;
         (e) Poinciana System                   $1,190,000; and
         (f) Sarasota System                    $2,105,000.

         SECTION 4.04. [INTENTIONALLY LEFT BLANK]

         SECTION 4.05. ISSUANCE OF BONDS.

         (A) The GUA agrees to use all reasonable commercial efforts to issue a series of bonds (the "Bonds") for each operating System of the Utility System with at least an "investment grade" rating by Moody's Investors Service, Inc. or Standard and Poor's Ratings Group (based upon the current FCWC and PUI water and wastewater rates for each of the respective operating Systems of the Utility System) payable solely from the net revenues of each of the respective Systems of the Utility System, in a principal amount sufficient to fund (A) the respective allocable portion of the Purchase Price set forth in Section 3.03(A) hereof, after adjustments and prorations as provided herein, (B) a deposit from Bond proceeds for the establishment of required reserve accounts, and (C) payment of the Transaction Cost. The GUA's obligation to close the transactions contemplated in this Agreement shall be and is expressly conditioned upon the issuance of such Bonds. In the event the GUA, in good faith, determines, in its sole discretion, that such Bonds cannot be delivered on a date that permits the Closing to occur on or prior to April 16, 1999, then the GUA shall immediately notify FCWC and PUI in writing of such determination, with such notice setting forth in reasonable detail the bases upon which such determination was made. Upon receipt of such notice both the GUA and FCWC and PUI shall have the option of canceling this Agreement, and, if cancelled, thereupon the GUA and FCWC and PUI shall have no liabilities and no further obligations to each other under this Agreement.

         (B) The use of an interim financing as an alternative to the GUA's obligations in subsection (A) of this section by the GUA shall be solely within the GUA's discretion. Under no circumstances whatsoever shall the exploration of any interim financing alternative be interpreted or construed to require the GUA to utilize interim financing to provide funds to close the transaction contemplated in this Agreement and, notwithstanding the availability of any interim financing, the GUA shall retain its sole discretion to determine in good faith that Bonds cannot be delivered on or prior to April 16, 1999, and its right to exercise its option to cancel this Agreement as provided in subsection (A) of this Section.

         SECTION 4.06 INTEREST RATE ADJUSTMENT.

         (A) The Purchase Price provided for in Section 3.03(A) of this Agreement was arrived at based on a bondable cash flow pro-forma. That pro-forma assumes an effective net interest rate (the arbitrage yield under federal tax regulations) of 4.8% ("Initial Interest Rate") based upon a 30-year maturity schedule of level principal and interest payments, AAA rated, bond insured, municipal tax-free revenue bond issue, with a debt service coverage of 110%. The parties agree that the Purchase Price shall be adjusted at Closing ("Net Interest Rate Adjustment") to reflect the actual arbitrage yield achieved on the Bonds issued by the GUA to finance the acquisition ( "Arbitrage Yield"). The GUA shall direct the underwriters for the Bonds in the agreement in which the underwriters agree to purchase the Bonds (the "Bond Purchase Agreement") to use all reasonable efforts to attain the lowest possible Arbitrage Yield on the Bonds. In the event FCWC and PUI, in good faith, determine, in their sole discretion, that the underwriters have not attained the lowest possible Arbitrage Yield on the Bonds, then FCWC and PUI shall immediately notify GUA in writing of such determination, with such notice setting forth in reasonable detail the bases upon which such determination was made. Upon receipt of such notice both the GUA and FCWC and PUI shall have the option of canceling this Agreement, and, if canceled, thereupon the GUA and FCWC and PUI shall have no liabilities and no further obligations to each other under this Agreement.

         (B) The Net Interest Rate Adjustment shall be determined based upon the following formula: Net Interest Rate Adjustment equals the result of multiplying the Purchase Price ("PP") times the sum of one and the amount resulting from subtracting the Arbitrage Yield expressed as a percentage ("AY") from the Initial Interest Rate expressed as a percentage ("IRR") times eleven hundred fifty-three ten thousandths (0.1153); i.e. (APP = PP*(1+((IRR-AY)*0.1153)). As an example, if the Arbitrage Yield equals 5.0%, then the adjusted Purchase Price formula equals $226,000,000*(1+((4.8 - 5.0)*.1153) = $226,000,000*.97694 =
$220,788,440. If the Arbitrage Yield equals 4.6%, then the adjusted Purchase Price equals $226,000,000*(1+((4.8 - 4.6)*.1153) = $226,000,000*1.02306 =
$231,211,560.

         (C) In the event that the Net Interest Rate Adjustment results in a Purchase Price less than $215,000,000, then FCWC and PUI shall have the option of canceling this Agreement by providing written notice to the GUA of such cancellation, and, if canceled, thereupon the GUA and FCWC and PUI shall have no liabilities and no further obligations to each other under this Agreement.

         (D) In the event that any of the Bonds for any of the operating Systems are defeased or refunded or otherwise restructured by the GUA, or its successors or assigns, on or before one year from the date of Closing, at an actual arbitrage yield achieved on the defeased or refunded or otherwise restructured Bonds less than the Arbitrage Yield on the Bonds, then the net monetary benefit achieved as a result of such defeasance or refunding or otherwise restructuring shall be paid to FCWC and PUI as an additional adjustment to the Purchase Price (the "Defeasance Adjustment"). The Defeasance Adjustment shall be paid to FCWC and PUI by wire transfer immediately upon closing of the defeasance or refunding issue.

         SECTION 4.07. ENVIRONMENTAL ASSESSMENT.

         (A) Prior to the execution of this Agreement, the GUA has directed and authorized ARCADIS Geraghty and Miller to cause an environmental assessment of the real property to be conveyed hereunder. The environmental assessment shall be in general accordance with the scope and limitations of the American Society for Testing and Materials Designation: E 1527-97 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process) and shall verify that the real property and other facilities to be conveyed hereunder appear to be in material compliance with all applicable state and federal environmental laws, and that the real property to be conveyed to the GUA is free of unlawful contamination and, if necessary, provide an itemized estimate of all costs associated with bringing the subject real property and facilities into material compliance and the response cost for clean-up, removal and remediation of hazardous substances to the extent required by applicable environmental laws. The environmental assessment cost shall be initially funded by FCWC and PUI, provided, however, that upon Closing, the GUA shall reimburse FCWC and PUI for the amount paid for the environmental assessment.

         (B) The environmental assessment is expected to be completed and delivered to the GUA and FCWC and PUI, not less than 15 days prior to Closing.

         (C) If the environmental consultant's aggregate estimate of the costs associated with bringing the subject real property and facilities into material compliance and the response costs for clean-up, removal, and remediation is in excess of $25,000, then the GUA shall have the option of either (1) waiving this condition precedent to Closing or (2) canceling this Agreement, thereupon the GUA and FCWC and PUI shall have no liabilities and no further obligations to each other under this Agreement.

         SECTION 4.08. SURVEY. FCWC and PUI have provided the GUA any existing surveys of the real property to be conveyed to the GUA. The GUA shall have the option to order a new or updated survey of any or all real property being insured by the title insurance policies hereunder. Such surveys shall be at the GUA's expense. Any such surveys shall, (A) time permitting, be received not less than 15 days prior to Closing and updated thereafter as required by the title insurer; (B) be satisfactory and sufficient for the title insurer to delete the standard exceptions of title insurance coverage concerning encroachments, overlays, boundary line disputes or any other adverse matter which would be disclosed by an accurate survey; (C) be certified as of the current date to the GUA, FCWC and PUI, the title insurer or any other parties requested by the GUA; and (D) show the location of all improvements and easements. Material adverse matters (i.e., other than matters shown on existing or updated surveys or any state of facts a personal inspection of the real property would disclose which do not materially interfere with the present use of the real property) disclosed by such surveys and disclosed to FCWC and PUI in writing not less than 10 days prior to Closing may be resolved by FCWC and PUI in their sole and absolute discretion so that such matters may be removed as an exclusion to coverage on the title insurance commitment, at FCWC and PUI's expense, prior to the issuance of any policy after Closing. Nothing shall obligate FCWC or PUI to expend any monies to resolve such survey matters. If FCWC and PUI are unable or unwilling to resolve such material adverse matters prior to Closing, the GUA shall have the option of either (1) waiving this condition precedent to

Closing or (2) canceling this Agreement, thereupon the GUA and FCWC and PUI shall have no liability and no obligation to each other under this Agreement.

         SECTION 4.09. TITLE VERIFICATION.

         (A) FCWC and PUI have obtained and delivered to the GUA title commitments for the real property to be conveyed hereunder as set forth in Appendix [A] for each operating System for an ALTA form owner's title insurance policy from Lawyers Title Insurance Corporation (the "Title Policy"). Subject to subsection (D) of this section, any encumbrances or defects in title must be removed from any title insurance commitment prior to Closing and the subsequent title insurance policy issued free and clear of encumbrances, title defects, materialman's liens or other adverse matters, created or potentially created by FCWC and PUI, with the exception of (1) taxes for the current year which are not yet due and payable, (2) the Permitted Exceptions reflected in the schedule attached hereto as Appendix [O], and (3) any encumbrance of or created by the GUA, including any instruments evidencing debt executed by the GUA at Closing.

         (B) The estate or interests to be insured by the Title Insurance Policy shall consist of all real property identified in Appendix [A].

         (C) At Closing or upon issuance of any Title Insurance Policy after Closing, the owner's title insurance policy shall show marketable title to the insured estate or interests vested in the GUA. All charges for the issuance of the owner's title insurance commitment and policy shall be paid by FCWC and PUI.

         (D) Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law. If the title commitment reflects title exceptions other than those shown on the schedule attached hereto as Appendix [O], the GUA shall thereafter by March 19, 1999, notify FCWC and PUI in writing specifying the defects. If the defects are other than the Permitted Exceptions, FCWC and PUI shall, time permitting, have no more than 15 days from receipt of notice within which to remove the defects, failing which the GUA shall have the option of either (1) waiving this condition precedent to Closing or (2) canceling this Agreement, thereupon the GUA and FCWC and PUI shall have no liability and no further obligations to each other under this Agreement. Nothing shall obligate FCWC or PUI to expend monies to remove such defects.

         (E) FCWC and PUI have ordered a search of the Official Records of Brevard County, Collier County, Hillsborough County, Lee County, Osceola County, Polk County, and Sarasota County, Florida and the records of the Secretary of State for uniform commercial code financing statements evidencing a secured interest in the Purchased Assets other than the real property. Such search shall be the FCWC and PUI's expense. Time permitting, the results of such a search shall be delivered to the GUA not less than 5 days prior to Closing. Any secured interests in the Purchased Assets other than Permitted Exceptions and those relating to real property must be paid off, released or terminated at FCWC and PUI's expense. In the event such secured interests in the Purchased Assets other than Permitted Exceptions and those relating to real property are not paid off, released or terminated at or prior to Closing, the GUA shall have the option of either (1) waiving this condition precedent to Closing or (2) canceling this Agreement, thereupon the GUA and FCWC and PUI shall have no liability and no further obligation to each other under this Agreement.

         SECTION 4.10. REGULATORY COMPLIANCE. To the extent that FCWC and PUI have any regulatory rate relief proceedings pending before the Florida Public Service Commission or other county regulatory authority at the time of Closing, all financial responsibility or liability for any rate relief, refund or other obligations imposed by the Florida Public Service Commission or other county regulatory authority shall remain with FCWC and PUI after Closing, and shall expressly not be assumed by the GUA, including specifically the proceedings pending before the Florida Public Service Commission, Docket No. 950387-SU, on the application for a rate increase for the North Ft. Myers Division in Lee County.

         SECTION 4.11. TRANSFER OF PERMITS. Within 5 days after execution of this Agreement, FCWC and PUI shall commence all requisite action to notify, apply for and seek the transfer of the permits and governmental approvals described in Appendix [E] hereof, including, but not limited to the procedures referenced in Rule 62-4.120, Florida Administrative Code (1990), 40 C.F.R. '122.63(d) (1998) and 47 C.F.R. ' 73 (1998) and shall use all reasonable efforts to obtain the transfer of such permits. The GUA shall timely cooperate and provide all reasonably necessary assistance in this endeavor, including, but not limited to, execution at Closing of the permit transfer applications prepared by FCWC and PUI. Upon Closing, the GUA shall assume all obligations under the permits and governmental approvals necessary for the continued operation of the Utility System. The GUA acknowledges that the transfer of permits cannot be effectuated until after the Closing of this Agreement, and as such shall constitute a post-closing obligation of the parties until completed.

         SECTION 4.12. DEADLINE TO CLOSE AND DISBURSE. Notwithstanding any other provision in this Agreement, if the Closing and disbursement to FCWC and PUI of the Purchase Price, subject to the terms, adjustments and prorations as provided herein, does not occur on or before April 16, 1999, then FCWC and PUI shall have the option of (1) waiving this condition precedent to closing or (2) canceling this Agreement, thereupon the GUA and FCWC and PUI shall have no liability and no further obligations to each other under this Agreement.

                                    ARTICLE V

                               CLOSING PROCEDURES

         SECTION 5.01. CLOSING DATE AND PLACE. The closing shall be held at such place or offices and on such date on or before April 16, 1999, as mutually agreed among the parties (the "Closing").

         SECTION 5.02. DOCUMENTS FOR THE CLOSING.

         (A) At Closing, FCWC and PUI shall furnish at Closing a certificate reaffirming FCWC and PUI's representations and warranties as set forth in this Agreement up to the date of Closing and shall furnish a release of documents from the Escrow Closing.

         (B) At Closing, the GUA shall furnish the closing statement, a certificate reaffirming the GUA's representations and warranties under this Agreement up to the date of Closing and shall furnish a release of documents from the Escrow Closing.

         (C) From time to time after Closing, each party hereto shall, upon request of the other, execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers or other documentation for (1) confirming or correcting title in the name of the GUA or perfecting possession by the GUA of any or all of the Purchased Assets, including the establishment of record of Easements without resort to litigation, expenditure of monies or other extraordinary means, for all water and wastewater utility facilities and appurtenances which are a part of the Utility System and in existence or use at the time of closing, or (2) otherwise fulfilling the obligations of the parties hereunder.

         SECTION 5.03. RECORDING FEES AND DOCUMENTARY TAXES.

         (A) Recording fees to record the deed and any other instruments necessary to deliver title to the GUA shall be paid by the GUA.

         (B) The Purchased Assets are being purchased by the GUA for public purposes in lieu of eminent domain and condemnation by Brevard County, Collier County, Hillsborough County, Lee County, Osceola County, Polk County, or Sarasota County, Florida, and therefore this transaction is immune from documentary stamp tax in accordance with the ruling in DEPARTMENT OF REVENUE V. ORANGE COUNTY, 605 So. 2d 1333 (Fla. 5th DCA 1992), approved 620 So. 2d 991 (Fla. 1993). The purchase price being given by the GUA hereunder constitutes the total consideration to be paid or given by the GUA in connection with the acquisition of the Purchased Assets.

         SECTION 5.04. PROPERTY TAXES. FCWC and PUI shall be required to escrow with the Tax Collector of Brevard County, Collier County, Hillsborough County, Lee County, Osceola County, Polk County, and Sarasota County, Florida an amount equal to the current ad valorem taxes, prorated through the date of closing in accordance with section 196.295, Florida Statutes. The GUA shall cooperate with FCWC and PUI in their effort to recover any taxes paid in excess of that due through the date of closing. However, in no event, shall the GUA be responsible for any ad valorem taxes (real or personal) for the current year, which are not cancelled after the date of closing.

         SECTION 5.05. ACCOUNTS RECEIVABLE, UNBILLED REVENUES, DEPOSITS.

         (A) At Closing, the accounts receivable and unbilled revenues due FCWC and PUI in the following amounts shall be credited to FCWC and PUI as additional Purchase Price:


                  1.       Golden Gate               $350,000;
                  2.       Barefoot Bay              $260,000;
                  3.       Carrollwood               $120,000;
                  4.       Sarasota                  $545,000; and
                  5.       Poinciana                 $400,000.

         B At Closing, credit shall be given to the GUA for the liabilities assumed for customer deposits, including any interest due thereon through the date of Closing, and the water management charges held by FCWC for the Carrollwood System pursuant to the Carrollwood System water tariff, in the following amounts:

                  1.       Golden Gate System        $186,000;
                  2.       Barefoot Bay System       $ 61,000;
                  3.       Carrollwood System        $ 35,000;
                  4.       Sarasota System           $173,000;
                  5.       Poinciana System          $251,000; and
                  6.       Ft. Myers System          $830,000.

         The credits in subsections (A) and (B) collectively shall be referred to as the "Accounts Receivable Adjustment."

         (C) With respect to the Ft. Myers System, the accounts receivable, whether bill or unbilled, due FCWC, including those amounts guaranteed under prior agreements with certain developers, for which services were provided prior to the date of Closing shall remain FCWC's sole and separate property with no claim of the GUA therefore and FCWC shall be solely responsible for collecting and retaining all such accounts receivable. The following estimates will be utilized for the purposes of this subsection: billed accounts receivable of $900,000.00 and unbilled accounts receivable of $885,000.00. The GUA will assist FCWC in collecting such accounts receivable by hereby authorizing AUSI under the Lee County System Operations and Maintenance Contract to assume collection of FCWC accounts receivable payments in accordance to the following schedule:

         (1) From the first payments received on accounts receivable during the first 30 day period subsequent to the date of Closing, AUSI is authorized to transfer $855,000.00 to FCWC, which is equal to 95% of the estimated billed accounts receivable.

         (2) From the first payments received on accounts receivable during the second 30 day period subsequent to the date of Closing, AUSI is authorized to transfer $881,250.00 to FCWC which is equal to 4.5% of the estimated billed accounts receivable plus 95% of the estimated unbilled accounts receivable.

         (3) From the first payments received on accounts receivable during the third 30 day period subsequent to the date of Closing, AUSI is authorized to transfer $39,825.00 to FCWC which is equal to 4.5% of the estimated unbilled accounts receivable.

         (D) Upon Closing, except as provided in subsection 5.05 (B) above, the GUA shall be entitled to all revenue collected and derived from the Utility System and Purchased Assets from that date forward. At Closing, FCWC and PUI shall assign to the GUA all interest in any accounts receivable and unbilled revenue, except as provided in subsection 5.05 (B) above, and GUA shall assume all liabilities for customer deposits and Carrollwood System water management charges.

         SECTION 5.06. CONNECTION CHARGES.

         (A) Sums collected by FCWC and PUI in the ordinary course of business for connection charges, including capacity and deferred standby fees, up to and including December 18, 1998, shall remain FCWC and PUI's sole and separate property with no claim of the GUA therefore. FCWC and PUI shall not solicit, encourage or take any action to materially increase or advance physical connection to the Utility System and payment of connection or other similar capacity or deferred standby fees prior to Closing subsequent to December 18, 1998.

         (B) Sums collected by FCWC and PUI in the ordinary course of business for connection charges, including capacity and deferred standby fees, after December 18, 1998, and up to the date of Closing shall remain FCWC and PUI's sole and separate property with no claim of the GUA therefore to the extent that such connections are physically connected to the Utility System prior to Closing. To the extent such connections are not physically connected to the Utility Systems prior to Closing, then FCWC and PUI shall transfer the connection charges for such connections to the GUA at Closing.

         (C) All sums collected from and after the date of Closing relative to the use of, or connection to, the Utility System shall be paid to the GUA, with no claim of FCWC and PUI therefor.

         SECTION 5.07. PROFESSIONAL FEES; COSTS.

         (A) Each party shall be responsible for securing its own counsel for representation in connection with the negotiation of this Agreement, and all other matters associated with performance, cancellation or closing hereunder; unless otherwise specified herein, and each party shall be responsible for the payment of the fees of its own attorneys, bankers, engineers, accountants, and other professional advisors or consultants in connection therewith.

         (B) In any litigation arising out of this Agreement, the prevailing party in such litigation shall be entitled to recover reasonable attorney's fees and costs at all judicial levels.

         SECTION 5.08. RISK OF LOSS. At all times prior to and through the time of Closing, FCWC and PUI shall maintain adequate fire and extended insurance coverage for the cost of any repairs to the Purchased Assets that may be required by casualty damage. The risk of loss during the said period of time shall fall upon FCWC and PUI. The risk of loss shall pass to the GUA at Closing.

         SECTION 5.09. PROCEEDS OF SALE; CLOSING PROCEDURE.

         (A) FCWC and PUI and GUA shall execute and place all documents necessary to close in escrow prior to GUA closing the issuance of the Bonds to pay the Purchase Price (the "Escrow Closing"). At the Escrow Closing, the parties shall execute and enter into a document Escrow Closing Agreement in substantially the form attached as Appendix [R] to this Agreement; and FCWC and PUI shall furnish a non-foreign affidavit, a no-lien affidavit, a "gap" affidavit, the special warranty deed, and the bill of sale, all in substantially the form attached as Appendix P to this Agreement. FCWC and PUI shall also furnish at the Escrow Closing any necessary assignments, estoppel letters, releases, satisfactions, terminations and any corrective instruments, and enter into a Transfer, Assignment and Assumption Agreement in substantially the form attached as Appendix [Q] to this Agreement. GUA shall also enter into at the Escrow Closing the Transfer, Assignment and Assumption Agreements, the Utility Operating Agreements and the Poinciana Water and Wastewater Facility Extension and Capacity Expansion Agreement in substantially the forms attached as Appendices [Q], [S] and [T]. At the Escrow Closing, AUSI shall enter into the Utility Operating Agreements for each operating System and Avatar Properties Inc. shall enter into the Water and Wastewater Facility Extension Capacity Expansion Agreement for the Poinciana System in substantially the form attached as Appendix [S] and [T] to this Agreement.

         (B) In order to secure title insurance coverage against the existence of material adverse matters recorded during the period of time between the effective date of the title insurance commitment and the date of recording of the documents creating the estate to be insured, FCWC and PUI and the GUA agree that the escrow agent for the Escrow Closing may also be the title insurer, or the title insurer's agent, selected by FCWC and PUI to issue the owner's title insurance policy insuring the real property identified in Appendix [A] of this Agreement.

         (C) The parties shall execute or cause to be executed and tender the following documents effecting the transfer of the Purchased Assets to the GUA at the Closing; these documents shall be in final form, together with any exhibits or appendices thereto:

                  (1) Special warranty deed for the conveyance of all real property to be conveyed hereunder;

                  (2) Conveyance instruments for all Easements set forth in Appendix [B];

                  (3) The Transfer, Assignment and Assumption Agreement covering all other interests in the Purchased Assets, together with a general assignment of all contracts, agreements, permits and approvals in substantially the form attached as Appendix [Q] to this Agreement;

                  (4) Bill of Sale or other documents of assignment and transfer, with full warranties of title, to all Purchased Assets, other than the property set forth in Appendix [A] and Appendix [B];

                  (5) A Florida Department of Revenue Form DR-219 completed and executed by FCWC and PUI in a manner satisfactory to the GUA;

                  (6) Any affidavits, certificates, estoppel certificates, corrective instruments, releases, satisfactions or terminations necessary to close including but not limited to those instruments identified by the title insurer insuring the real property set forth in Appendix [A]; and

                  (7) The Utility Operating Agreements for each System, and the Poinciana System Water and Wastewater Facilities Extension and Capacity Expansion Agreement, in substantially the forms attached hereto as Appendices [S] and [T].

         (D) FCWC and PUI each acknowledge that the GUA will issue the Bonds to generate proceeds to pay the Purchase Price as described in Section 3.03 hereof. Therefore, all closing procedures shall be subject to the customary and reasonable requirements of the underwriter selected by the GUA, the purchasers of the revenue bonds or the provider of any interim financing. The disbursement of proceeds shall be at the direction of the title insurer, or its agent, in order to secure coverage against material adverse matters or defects in title which are recorded during the period of time between the effective date of the title insurance commitment and the date of recording of the document creating the estate or interest to be insured.

         (E) Within 90 days after Closing, upon written request by the GUA, FCWC and PUI shall reconcile any accounts receivable, unbilled revenues, customer deposits or other charges not otherwise considered or accounted for at the time of the Escrow Closing. Within 90 days after Closing, upon written request by FCWC and PUI, the GUA shall reconcile any accounts receivables, unbilled revenue, customer deposits or other charges not otherwise considered or accounted for at the time of the Escrow Closing. Any amounts determined due from a party as a result of the reconciliation process shall be paid within 120 days after the Closing. The amount due shall be the amount by which the reconciled accounts receivable, unbilled revenues, customer deposits and water management charges vary from the amounts paid pursuant to Section 5.05.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         SECTION 6.01. RIGHT TO ENTER. Prior to Closing, the GUA shall have the right, at any reasonable time during normal business hours with prior notice to FCWC and PUI, to enter upon FCWC and PUI's property to inspect the Utility System and the Purchased Assets, to familiarize itself with day-to-day operations, to review the operational practices of FCWC and PUI, and to ensure compliance with any and all federal and state regulatory requirements; provided, however, that such access shall not be had or done in any such manner so as to unreasonably interfere with the normal conduct of the Utility System and Purchased Assets.

         SECTION 6.02. CONDUCT BETWEEN EXECUTION AND CLOSING.

         (A) After the date of execution of this Agreement until the Closing, FCWC and PUI shall continue to provide water and wastewater treatment to its current customers in the ordinary and usual manner.

         (B) After the date of execution of this Agreement until the Closing, FCWC and PUI shall maintain the Utility System in the ordinary course of business, consistent with prior practice.

         (C) After the date of the execution of this Agreement until the Closing, FCWC and PUI shall not, without prior written consent of the GUA, which shall not be unreasonably withheld or delayed, dispose of or encumber any of the Purchased Assets, with the exception of transactions occurring in the ordinary course of business.

         (D) After the date of execution of the Agreement until the Closing, FCWC and PUI shall not, except in the ordinary course of business or as required by law, (1) enter into or modify any effluent reuse or disposal agreements affecting the Utility System, or (2) enter into or modify any developer, water, or wastewater service agreement affecting the Utility Systems, without the prior written consent of the GUA, which consent shall not be unreasonably withheld.

         (E) After the date of execution of this Agreement until the date of Closing, FCWC and PUI will cooperate with the GUA in identifying Easements as provided in this Agreement.

         SECTION 6.03. TIME IS OF THE ESSENCE. Time is of the essence in this Agreement. Time periods specified in this Agreement shall expire at midnight on the date stated unless the parties agree in writing to a different date or time. Any time period provided for herein which ends on Saturday, Sunday or a legal holiday shall extend to 5:00 p.m. on the next business day.

         SECTION 6.04. APPLICABLE LAW; JURISDICTION AND VENUE.

         (A) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         (B) The parties to this Agreement expressly consent to the jurisdiction of and agree to suit in any court of general jurisdiction in the State of Florida, whether state, local or federal, and further agree that venue shall lie in Sarasota County, Florida.

         SECTION 6.05.     NOTICE.

         (A) All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or mailed by registered or certified mail, postage prepaid, or by courier service, charges prepaid, to the parties at the following addresses:

         TO THE GUA:                    Government Services Group, Inc.
                                        315 south Calhoun Street, Suite 860
                                        Tallahassee, Florida 32301
                                        Attention: Robert Sheets


                  with a copy to:       Nabors, Giblin & Nickerson, P.A.
                                        Suite 800, 315 South Calhoun Street
                                        Tallahassee, Florida  32301
                                        Attention:  Mark G. Lawson

         TO FCWC AND PUI:               c/o Avatar Utilities, Inc.
                                        4837 Swift Road, Suite 100
                                        Sarasota, Florida  34231
                                        Attention:  Gerald S. Allen, P.E.

                  with a copy to:       Avatar Utilities, Inc.
                                        201 Alhambra Circle, 12th Floor
                                        Miami, Florida 33134
                                        Attention: General Counsel

                  with a copy to:       Greenberg Traurig, P.A.
                                        777 South Flagler Drive, Suite 300 East
                                        West Palm Beach, Florida  33401
                                        Attention:  Phillip C. Gildan

         (B) Any written notice given to one person in subsection (A) of this section shall also be copied and provided to all other persons identified in subsection (A).

         (C) The parties may, by notice in writing given to the others, designate any future or different addresses to which the subsequent notices, certificates or other communications shall be sent. Any notice shall be deemed given on the date such notice is delivered by hand or by facsimile transmission or 5 days after the date mailed.

         SECTION 6.06. ASSIGNMENT AND JOINDER.

         (A) In accordance with this section, this Agreement and the transactions contemplated in this Agreement are severable. Provided all of the operating Systems which comprise the Utility System are purchased and sold as provided for in this Agreement, the rights, duties and obligations of the parties as to the individual operating Systems are assignable to the general purpose county government(s) in which each operating System is located, provided however, that any such assignments shall not be effective unless and until the assignee and the GUA have executed and delivered to FCWC and PUI an assignment and assumption agreement satisfactory to FCWC and PUI. In the event of such an assignment, all reference in this Agreement to the GUA shall mean and include the respective general purpose county government, unless the context requires otherwise.

         (B) Except as expressly provided for in this Agreement, neither FCWC and PUI nor the GUA shall have the power or authority to assign this Agreement or any of their rights, duties or obligations hereunder to a third party and this Agreement shall be construed as solely for the benefit of the GUA and FCWC and PUI, and their successors by law, and no claim or cause of action shall accrue to or for the benefit of any other third party by reason hereof.

         SECTION 6.07. AMENDMENTS AND WAIVERS. No amendment, supplement, modification or waiver of this Agreement shall be binding upon any party hereto unless executed in writing by such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

         SECTION 6.08. ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the agreements, understandings, negotiations and discussions of the parties, whether oral or written, pertaining to the subject matter hereof, and there are not warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

         SECTION 6.09. PUBLIC ANNOUNCEMENTS. Neither the GUA nor any of its affiliates, employees or agents shall make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated in this Agreement, without the prior written consent of FCWC and PUI, which consent may not be unreasonably withheld or delayed, except as required by law.

         SECTION 6.10. EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with its terms, this Agreement shall then become void and have no effect, with no liability on the part of any of the parties to this Agreement or their affiliates, except that nothing shall relieve a party from liability for any breach of this Agreement.

         IN WITNESS WHEREOF, the GUA and FCWC and PUI have caused this Agreement to be duly executed and entered into on the date first above written.

                                        FLORIDA GOVERNMENTAL UTILITY AUTHORITY:



                                        By: /s/ Lea Ann Thomas
                                            -----------------------------------


                                        Its: Chairman
                                             ----------------------------------

Attest:

/s/ Robert Sheets
--------------------------------


                                        FLORIDA CITIES WATER COMPANY



                                        By: /s/ Michael Murphy
                                            -----------------------------------


                                        Its: Vice President
                                             ----------------------------------

Attest:

/s/ Anita J. Chubbuck
-------------------------------





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